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                                EXHIBIT 11.1
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                  DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA

                                               Six months ended
                                                 September 30,
                                             ------------------
                                              1996          1995
                                            ---------   ---------
Primary:
Net earnings available for common and
  common equivalent shares                      $9,998     $27,689
                                           -----------  ----------
Weighted average common and common
  equivalent shares outstanding             39,190,136  39,094,676
                                           -----------  ----------
Primary earnings per common share                $0.26       $0.71
                                           ===========  ==========

Fully Diluted:
Net earnings available for common and
 common equivalent shares                       $9,998     $27,689
                                           -----------  ----------
Weighted average common and common
 equivalent shares outstanding assuming
 ending market price                        39,190,252  39,164,258
                                           -----------  ----------
Fully diluted earnings per common share          $0.26       $0.71
                                           ===========  ==========